EXHIBIT 99.2

UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

The following unaudited pro forma condensed financial statements give effect to the sale by AltaVista of substantially all of its assets and business on April 25, 2003. The unaudited pro forma condensed statement of operations for the fiscal year ended July 31, 2002 gives effect to the sale by AltaVista of substantially all of its assets and business, as if the sale had occurred on August 1, 2001. As a result, the unaudited pro forma condensed financial statements exclude the $33.4 million pro forma loss that AltaVista would have realized on the sale of substantially all of its assets and business had the sale occurred on August 1, 2001. This pro forma loss would have been reported as a component of discontinued operations during the fiscal year ended July 31, 2002. The unaudited pro forma condensed balance sheet as of January 31, 2003 gives effect to the sale by AltaVista of substantially all of its assets and business, as if the sale had occurred on January 31, 2003. The unaudited pro forma condensed statement of operations for the fiscal year ended July 31, 2002 is based on the historical results of operations of CMGI for the fiscal year ended July 31, 2002. The following unaudited pro forma financial information, consisting of the unaudited pro forma condensed statement of operations and the unaudited pro forma condensed balance sheet and the accompanying notes, should be read in conjunction with, and are qualified by, the historical annual and quarterly financial statements and notes of CMGI. The historical unaudited pro forma financial information herein reflects discontinued operations reporting for Engage, Inc. (“Engage”), NaviSite, Inc. (“NaviSite”), Tallan, Inc. (“Tallan”), Yesmail, Inc. (“Yesmail”), uBid, Inc. (“uBid”) and AltaVista. Accordingly, the assets, liabilities and operating results of these companies have been segregated from continuing operations and reported as discontinued operations.

CMGI’s fiscal 2003 year to date divestiture activities include the following: On September 9, 2002, CMGI sold all of its equity and debt ownership interests in Engage; On September 11, 2002, CMGI sold all of its equity and debt ownership interests in NaviSite, pursuant to a plan approved on June 12, 2002; On February 28, 2003, CMGI sold all of its equity ownership interests in Yesmail; On March 7, 2003, CMGI sold all of its equity ownership interests in Tallan; On April 2, 2003, uBid sold substantially all of its assets to Takumi Interactive, Inc.; On April 25, 2003, AltaVista sold substantially all of its assets and business to Overture, pursuant to the terms of the asset purchase agreement, dated February 18, 2003.

The unaudited pro forma financial information herein is presented for illustrative purposes only and is not necessarily indicative of the future results of operations of CMGI after the sale by AltaVista of substantially all of its assets and business, or of the results of operations of CMGI that would have actually occurred had the sale of AltaVista’s assets and business been effected as of the dates described above.

CMGI, Inc.

Unaudited Pro Forma Condensed Balance Sheet

January 31, 2003

(In thousands)

	CMGI	AltaVista	Pro Forma Adjustments		Pro Forma As Adjusted
Assets
Cash and cash equivalents	$174,712	$—	$54,000	(A)	$228,712
Available-for-sale securities			41,935	(B)	41,935
Accounts receivable, trade, net of allowance for doubtful accounts	60,173				60,173
Current assets of discontinued operations	59,196	(11,754)			47,442
Other current assets	61,586		11,659	(C)	73,245

Total current assets	355,667	(11,754)	107,594		451,507

Property and equipment, net	26,241				26,241
Non-current assets of discontinued operations	16,042	(13,909)			2,133
Other non-current assets	57,038	—			57,038

Total assets	$454,988	$(25,663)	$107,594		$536,919

Liabilities and Stockholders’ Equity
Accrued expenses	$151,508	$—	$6,500	(D)	$158,008
Current liabilities of discontinued operations	53,048	(21,267)	20	(E)	31,801
Other current liabilities	46,584				46,584

Total current liabilities	251,140	(21,267)	6,520		236,393

Non-current liabilities of discontinued operations	1,744	(384)			1,360
Other long-term liabilities	60,936				60,936
Stockholders’ equity	141,168	(4,012)	54,000	(A)	238,230
			41,935	(B)
			11,659	(C)
			(6,500	) (D)
			(20	) (E)

Total liabilities and stockholders’ equity	$454,988	$(25,663)	$107,594		$536,919

CMGI, Inc.

Unaudited Pro Forma Condensed Statement of Operations

For the Twelve months ended July 31, 2002

(In thousands, except per share data)

Net revenues	$168,477
Operating expenses:
Cost of revenues	151,967
Research and development	10,650
Selling	30,582
General and administrative	60,787
Amortization of intangible assets and stock-based compensation	4,941
Impairment of long-lived Assets	3,752
Restructuring	(4,480)

Total operating expenses	258,199

Operating loss	(89,722)

Other income (expense):
Interest income, net	36,980
Equity in losses of affiliates	(15,408)
Minority interest	1,678
Non-operating losses, net	(65,729)

(42,479)

Loss from continuing operations before income taxes	(132,201)
Income tax benefit	(2,420)

Loss from continuing operations	$(129,781)

Basic and diluted loss per share from continuing operations	$(0.34)

Weighted average shares used in computing basic and diluted loss per share from continuing operations	379,800

Notes to the Unaudited Pro Forma Condensed Financial Statements

Pro Forma Adjustments and Assumptions:

The pro forma information herein gives effect to the following transaction:

On April 25, 2003, AltaVista sold substantially all of its assets and business to Overture, pursuant to the terms of an asset purchase agreement, dated as of February 18, 2003, by and among Overture, AltaVista, CMGI and Aurora I, LLC. In consideration of the Asset Sale, Overture paid AltaVista $60,000,000 in cash and issued to AltaVista an aggregate of 4,274,670 shares of Overture common stock. In addition, Overture agreed to assume certain liabilities of AltaVista. The amount of consideration was determined as a result of arms’-length negotiations between the parties.

The shares of Overture common stock issued to AltaVista have certain registration rights pursuant to the terms of a registration rights agreement between Overture and AltaVista, dated as of February 18, 2003.

The unaudited pro forma condensed financial statements exclude the $33.4 million pro forma loss that AltaVista would have realized on the sale of substantially all of its assets and business had the sale occurred on August 1, 2001. This pro forma loss would have been reported as a component of discontinued operations during the fiscal year ended July 31, 2002. The $33.4 million pro forma loss includes a charge of approximately $65.9 million related to the outstanding goodwill and other intangible assets of AltaVista as of August 1, 2001. Additionally, during fiscal year 2002, CMGI’s consolidated results of operations included a net loss of approximately $125.5 million for AltaVista, which has been reclassified as discontinued operations in CMGI’s historical results of operations.

(A)	The pro forma adjustment represents the cash consideration that AltaVista received at closing as part of the consideration paid for the Asset Sale, less the escrow portion.
(B)	The pro forma adjustment reflects the fair market value of 4,274,670 shares of Overture common stock received by AltaVista at closing as part of the consideration for the Asset Sale, less the escrow portion, which consists of 427,467 shares of Overture common stock.
(C)	The pro forma adjustment reflects (i) the escrow portion of the sale consideration, which consists of $6.0 million in cash and 427,467 shares of Overture common stock valued at approximately $4.7 million, and (ii) amounts due from Overture pursuant to the Asset Purchase Agreement.
(D)	The pro forma adjustment reflects liabilities retained by AltaVista, consisting of approximately $6.5 million of transaction costs.
(E)	The pro forma adjustment reflects amounts due to Overture from a majority owned CMGI subsidiary, as of January 31, 2003.